EXHIBIT 99.1

Vical Reports 2010 Financial Results and Progress in Key Development Programs

SAN DIEGO, Feb. 10, 2011 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the year ended December 31, 2010. Vical had cash and investments of approximately $61 million at year-end 2010. The company received approximately $37 million of net proceeds from the sale of equity securities during 2010.

Revenues for 2010 were $8.7 million, compared with revenues of $12.7 million for 2009. The net loss for 2010 was $30.4 million, or $0.51 per share, compared with a net loss of $28.6 million, or $0.61 per share, for 2009. The net cash burn for 2010, excluding cash received from financings, was approximately $29 million, compared with approximately $22 million for 2009. The company is projecting a net cash burn for 2011 of between $22 million and $27 million, including projected cash from new or expanded partnerships for which we do not currently have contracts.

Development highlights during 2010 included:

Allovectin-7®

  Completion of enrollment in February 2010 in the company's pivotal Phase 3 trial of Allovectin-7® in patients with metastatic melanoma; and

  Completion of the Phase 3 trial's fourth scheduled safety analysis by an independent Safety Monitoring Board and the recommendation that the trial continue per the protocol.

TransVax™ CMV Vaccine

  Achievement of key efficacy, immunogenicity and safety results in a Phase 2 trial, establishing the TransVax™ cytomegalovirus (CMV) vaccine as the first to provide evidence of protection in immunocompromised hematopoietic cell transplant (HCT) recipients, and defining a potential pathway for further development.

Prophylactic CMV Vaccine

  A five-year, $4.0 million grant to leading pediatric infectious disease researchers Stuart P. Adler, M.D., and Michael A. McVoy, Ph.D., of Virginia Commonwealth University (VCU) from the National Institutes of Health (NIH), to develop novel vaccine approaches designed to protect women of child-bearing potential from infection with CMV. Vical will produce the DNA vaccines and Vaxfectin® adjuvant, and will conduct the animal studies funded by the grant.

H1N1 Influenza Vaccine

  Initiation of a U.S. government-funded Phase 1 trial of the company's Vaxfectin®-formulated DNA vaccine against H1N1 swine-origin pandemic influenza in collaboration with the U.S. Naval Medical Research Center (NMRC).

Herpes Simplex Vaccines

  Protection against lethal challenge, sterilizing immunity and inhibition of viral counts at both the primary and latent infection sites in mice with the company's prophylactic Vaxfectin®-formulated DNA vaccine against herpes simplex virus type 2 (HSV-2). Significant reduction with a related vaccine of the recurrence of HSV-2 lesions in a therapeutic model using guinea pigs with latent infection.

Collaborations

  The launch by the company's licensee Merial Limited, the animal health subsidiary of sanofi-aventis, of its ONCEPT™ canine melanoma vaccine, a therapeutic DNA vaccine designed to aid in extending survival of dogs with oral melanoma; and

  Approval by the FDA of the Special Protocol Assessment (SPA) agreement for the company's licensee, AnGes MG, Inc., for a Phase 3 clinical trial of its Collategene™ angiogenesis product for patients with advanced peripheral arterial disease (PAD).

Manufacturing Contract

  A $2.4 million contract to manufacture plasmid DNA (pDNA) vaccines against HIV for the IPPOX Foundation, a collaborating institution for the Poxvirus Vaccine Regimen Design (PVRD) led by the Centre Hospitalier Universitaire Vaudois (CHUV) under the auspices of the Collaboration for AIDS Vaccine Discovery (CAVD).

Anticipated program highlights for 2011 include:

  Data in the first quarter of 2011 from the Phase 1 trial of the company's Vaxfectin®-adjuvanted DNA vaccine for H1N1 influenza;

  Database lock in the second half of 2011 in the company's Phase 3 trial of Allovectin-7® in patients with metastatic melanoma;

  Initiation in the second half of 2011 of a Phase 3 trial of the company's TransVax™ CMV vaccine candidate for HCT patients; and

  Efforts by AnGes to expedite initiation of a multinational Phase 3 clinical trial of its Collategene™ angiogenesis product for patients with advanced PAD.

Conference Call

Vical will conduct a conference call and webcast today, February 10, at noon Eastern Time, to discuss with invited analysts and institutional investors the company's financial results and program updates. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (913) 312-1493 (preferred), or (888) 710-4022 (toll-free), and reference confirmation code 3159114. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 3159114. The call also will be available live and archived through the events page at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

The Vical Incorporated logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5768

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net loss and net cash burn guidance, as well as statements about Vical's Allovectin-7®, TransVax™, pandemic influenza vaccine and HSV-2 vaccine programs, the VCU prophylactic CMV vaccine program, the IPPOX HIV vaccine program, and other independent and collaborative programs, as well as anticipated developments in independent and collaborative programs, and statements about the scope of coverage of and potential applications for Vical's patents. Risks and uncertainties include whether Vical or others will continue development of Allovectin-7®, TransVax™, a prophylactic vaccine against congenital CMV infection, a vaccine against H1N1 pandemic influenza, prophylactic and therapeutic vaccines against HSV-2, the AnGes Collategene™ angiogenesis therapy, the IPPOX HIV vaccine, or any other independent or collaborative programs; whether Vical will release data from the H1N1 influenza vaccine Phase 1 trial in the first quarter of 2011, if at all; whether Vical will lock the database in the company's Phase 3 trial of Allovectin-7® in the second half of 2011, if at all; whether Vical will initiate a Phase 3 trial of TransVax™ for HCT patients in the second half of 2011, if at all; whether AnGes will expedite initiation of a multinational Phase 3 trial of Collategene™ for patients with advanced PAD in 2011, if at all; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether Vical will enter into any new partnerships or expand any existing partnerships and receive all, if any, projected cash payments; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

Statements of Operations	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(in thousands, except per share amounts)	2010	2009	2010	2009
Revenues:
Contract and grant revenue	$ 2,711	$ 949	$ 6,249	$ 3,692
License and royalty revenue	205	1,606	2,462	8,994
Total revenues	2,916	2,555	8,711	12,686
Operating expenses:
Research and development	4,969	6,168	19,692	23,449
Manufacturing and production	2,893	1,887	11,436	10,354
General and administrative	2,325	1,914	8,798	7,469
Total operating expenses	10,187	9,969	39,926	41,272
Loss from operations	(7,271)	(7,414)	(31,215)	(28,586)
Net investment and other income	511	105	830	28
Net loss	$ (6,760)	$ (7,309)	$ (30,385)	$ (28,558)
Basic and diluted net loss per share	$ (0.09)	$ (0.14)	$ (0.51)	$ (0.61)
Shares used to calculate basic and diluted net loss per share	71,716	52,192	60,084	47,086

Balance Sheets			December 31,	December 31,
(in thousands)			2010	2009
Assets:
Cash, cash equivalents, and marketable securities, including restricted			$ 55,268	$ 47,085
Other current assets			940	1,349
Total current assets			56,208	48,434
Long-term investments			5,434	5,477
Property and equipment, net			7,560	9,260
Other assets			3,705	4,201
Total assets			$ 72,907	$ 67,372

Liabilities and stockholders' equity:
Current liabilities			$ 6,334	$ 10,010
Long-term obligations			2,211	2,380
Stockholders' equity			64,362	54,982
Total liabilities and stockholders' equity			$ 72,907	$ 67,372
CONTACT: Alan R. Engbring
         Executive Director, Investor Relations
         Jill M. Broadfoot
         Senior Vice President and Chief Financial Officer
         (858) 646-1127
         Website: www.vical.com